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                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   As independent public accountants, we hereby consent to the incorporation in the Prospectuses constituting part of the Registration Statements on Forms S-8 and S-3 (Nos. 333-43785, 333-42123, 33-54390, 33-38836 and 333-05911) of
UST Corp. of our reports dated January 31, 1997 and January 26, 1996 relating to the consolidated financial statements of Firestone Financial Corp., which appear in the Current Report on Form 8-K of UST Corp. dated February 6, 1998. It should be noted that we have not audited any financial statements of Firestone subsequent to December 31, 1996 or performed any audit procedures subsequent to the date of our report.

                                                 ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 5, 1998





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